Exhibit 99.1

400 South LaSalle Street Chicago, IL 60605 www.cboe.com http://cboenews.com http://ir.cboe.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

CBOE HOLDINGS, INC. REPORTS RECORD THIRD QUARTER 2011 VOLUME, REVENUES AND EARNINGS

Third Quarter Financial Highlights

• Operating Revenues Increase 35 Percent to $143.6 Million

• Adjusted Net Income Allocated to Common Stockholders Increases 69 Percent to $44.7 Million(1); Adjusted Diluted EPS up 92 Percent to $0.50(1)

• GAAP Net Income Allocated to Common Stockholders was $40.6 Million; Diluted EPS up 125 Percent to $0.45

• Operating Margin of 52.2 Percent is Highest in Company’s History

• Average Daily Trading Volume Sets New All-Time High, Increases 47 Percent to 5.48 Million Contracts

CHICAGO, November 3, 2011 - CBOE Holdings, Inc. (NASDAQ: CBOE) today reported record financial results for the third quarter of 2011, highlighted by strong double-digit growth in revenues, operating income and net income.  The company reported GAAP net income allocated to common stockholders of $40.6 million, or $0.45 per diluted share, compared with $20.0 million, or $0.20 per diluted share in the third quarter of 2010.  On an adjusted basis, net income allocated to common stockholders increased 69 percent to $44.7 million, or $0.50 per share, compared with $26.4 million, or $0.26 per diluted share, in the same period last year.  Operating revenues for the third quarter were $143.6 million, an increase of 35 percent compared to $106.0 million in the third quarter of 2010.

CBOE Holdings’ financial results for the three and nine months ended September 30, 2011 and 2010 included certain items and allocations that management believes are not representative of its operating performance.  Financial measures presented on an adjusted basis exclude these items to present a more meaningful comparison.  More information on the adjusted financial measures and a detailed analysis are included in the “Non-GAAP Information.”

“We are very proud to report the best quarter in our company’s history, with record trading volume, revenues, earnings and operating margins.  These outstanding results reflect the strength of our operating model and the appeal of our broad and unique product offering,” said William J. Brodsky, CBOE Holdings Chairman and Chief Executive Officer.  “We are especially pleased with the initial response to SPXpm, which began trading on C2 on October 4, and we look forward to building on its early success.  The successful launch of SPXpm is a prime example of how CBOE’s commitment to product development, coupled with a disciplined financial approach, allows us to pursue major product initiatives that leverage our strengths, drive earnings growth and enhance long-term value to our stockholders.”

(1) A full reconciliation of CBOE Holdings’ non-GAAP results to its GAAP results for the reporting periods is included in the attached tables. See “Non-GAAP Information” in the accompanying financial tables.

— more —

“Our record third-quarter financial results clearly demonstrate the scalability of our operating model, as our operating margin of 52.2 percent was the highest reported in company history, and margins expanded for the fifth consecutive quarter,”  said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer.  “We will continue to manage our business with financial discipline, keeping a tight control on expenses.  Our strong cash flow from operations of $164.3 million through the first nine months of this year compares with $134.9 million for all of last year, and our balance sheet remains debt free.  During the quarter, we purchased $15 million of CBOE shares of the $100 million share buyback authorization, and expect to be opportunistic in making future share repurchases.  We are committed to returning excess cash to stockholders through both stock repurchases and the payment of dividends,” Dean added.

For the nine months ended September 30, 2011, the company reported GAAP net income allocated to common stockholders of $105.3 million, or $1.17 per diluted share, on total operating revenues of $387.9 million.  For the comparable period in 2010, the company reported GAAP net income allocated to common stockholders of $67.4 million, or $0.71 per diluted share, on operating revenues of $319.7 million.  On an adjusted basis, net income allocated to common stockholders increased 49 percent to $110.0 million from $73.8 million in the first nine months of 2010, while adjusted diluted earnings per share grew 56 percent to $1.22 from $0.78 in 2010.

The table below highlights CBOE Holdings’ operating results for the comparative quarters and nine-month periods ended September 30, 2011 and 2010.

Key Statistics and Financial Highlights:

(in millions, except per share and fee per contract)	3Q 2011	3Q 2010	Y/Y Change		YTD 2011	YTD 2010	Y/Y Change
Key Statistics:
Average Daily Volume (options and futures)	5.48	3.73	47%		5.01	4.52	11%
Total Trading Volume (options and futures)	350.8	238.4	47%		946.0	850.7	11%
Average Transaction Fee Per Contract	$0.313	$0.306	2%		$0.302	$0.294	3%
GAAP Financial Highlights:
Total Operating Revenues	$143.6	$106.0	35%		$387.9	$319.7	21%
Total Operating Expenses	68.6	71.1	-4%		199.0	204.2	-3%
Operating Income	75.0	34.9	115%		188.9	115.5	64%
Operating Margin %	52.2%	33.0%	1,920	bps	48.7%	36.1%	1,260	bps
Net Income	$41.3	$20.5	101%		$107.6	$68.0	58%
Net Income Allocated to Common Stockholders	$40.6	$20.0	103%		$105.3	$67.4	56%
Diluted EPS	$0.45	$0.20	125%		$1.17	$0.71	65%
Weighted Average Shares Outstanding	90,334	102,103	-12%		90,195	95,065	-5%
Adjusted Financial Highlights (1)
Total Operating Expenses	$68.6	$60.1	14%		$198.5	$193.3	3%
Operating Income	75.0	45.9	63%		189.4	126.5	50%
Operating Margin %	52.2%	43.3%	890	bps	48.8%	39.6%	920	bps
Net Income	$45.6	$27.0	69%		$112.4	$74.5	51%
Net Income Allocated to Common Stockholders	$44.7	$26.4	69%		$110.0	$73.8	49%
Diluted EPS	$0.50	$0.26	92%		$1.22	$0.78	56%

(1) A full reconciliation of our non-GAAP results to our GAAP results for the 2011 and 2010 reporting periods is included in the attached tables.

Revenues

Operating revenues in the third quarter of 2011 increased $37.6 million, or 35 percent, to $143.6 million from $106.0 million in last year’s third quarter.  This increase primarily reflects a $36.9 million increase in transaction fees and a $1.9 million increase in regulatory fees, offset somewhat by a $1.6 million decrease in access fees.  Access fees declined primarily due to the implementation of a sliding fee scale for certain trading permits effective January 2011.  Regulatory fees improved as a result of higher trading volume and rate increases versus last year’s third quarter.

Transaction fees increased 51 percent for the quarter due to a 47 percent increase in trading volume and a 2 percent increase in the average transaction fee per contract compared with the third quarter of 2010.  Trading volume for the third quarter reached a record 350.8 million contracts, or 5.48 million contracts per day, versus 2010’s third quarter volume of 238.4 million contracts, or 3.73 million contracts per day.  The average transaction fee per contract increased to $0.313 compared with $0.306 in the third quarter of 2010.

The increase in the average transaction fee per contract resulted primarily from a shift in trading volume mix, with higher-margin index options and futures contracts accounting for 30.1 percent of total contracts traded during the quarter versus 25.5 percent in the third quarter of 2010.  The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for CBOE, C2 Options Exchange (C2) and CBOE Futures Exchange (CFE).

Adjusted Operating Expenses

Adjusted operating expenses, which excludes the accelerated recognition of stock-based compensation expense recognized in the third quarter of 2010, increased $8.5 million, or 14 percent, to $68.6 million compared with $60.1 million in the third quarter of 2010.  This increase primarily resulted from higher expenses for royalty fees, employee costs and depreciation and amortization, offset by lower expenses for trading volume incentives.

The company’s core operating expenses of $42.3 million for the third quarter of 2011 increased $3.1 million, or 8 percent, compared with last year’s third quarter, primarily driven by higher employee costs and other expenses.  Employee costs increased $2.3 million, primarily due to higher expenses accrued for employee incentive awards, which are aligned with the company’s financial performance.

Core operating expenses represent total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses.

Volume-based expenses, which include royalty fees and trading volume incentives, were $17.5 million in the third quarter of 2011, representing an increase of $3.7 million, or 26 percent, compared with the same period last year.  This increase reflects a $4.8 million increase in royalty fees, which are directly related to higher trading volume in licensed index products, offset somewhat by a $1.1 million decrease in trading volume incentives.  The decline in trading volume incentives primarily resulted from changes to the program criteria.

Adjusted Operating Margin

The company’s adjusted operating margin increased 890 basis points to 52.2 percent for the third quarter of 2011, compared with 43.3 percent in the same period in 2010.  The company achieved its highest operating margin ever, reflecting the strength of the operating leverage inherent in its business model.

Effective Tax Rate

On a GAAP basis, the company reported an effective tax rate of 44.6 percent versus 41.1 percent in last year’s third quarter. The higher rate reflects the impact of an increase in the Illinois tax rate effective January 1, 2011, and a charge taken to reserve for potential additional tax liabilities as a result of an advisory opinion from New York State taxing authorities issued in the third quarter, which attempts to extend the state’s taxing power over certain electronic transactions and other fees of out-of-state exchanges going back as far as 2007. This charge of $4.2 million decreased GAAP EPS by $0.05 for the three months and nine months ended September 30, 2011.

The adjusted effective tax rate, which excludes the reserve adjustment described above, was 38.9 percent for the third quarter compared with 41.0 percent for the 2010 third quarter.  The company noted that it now expects its effective tax rate for the full year 2011 to be in a range of 42.2 to 42.8 percent.

Third Quarter 2011 Operational Highlights and Recent Developments

•      On July 29, the company announced that CBOE began publishing values for the CBOE VIX Tail Hedge IndexSM (ticker symbol: VXTHSM), one of CBOE’s strategy index offerings designed to manage equity risk. VXTH, which tracks the performance of a hypothetical S&P 500 investment portfolio protected against tail risk by using VIX calls, provides investors with a benchmark for VIX-based “tail risk” hedge strategies.

•      On September 1, the company announced that August trading volume was an all-time record - average daily options volume was 6.6 million options contracts, up 96 percent from a year earlier. Each of CBOE Holdings’ wholly owned exchanges - CBOE, C2 and CFE - reported new all-time monthly volume records during the month.

•      On October 4, the company’s all-electronic C2 began trading SPXpm options, the company’s new S&P 500 Index options product.

•      On November 1, the company reported that average daily volume (ADV) for total options in October was 5.01 million contracts, a one percent increase from September 2011 ADV of 4.96 million contracts and a 16 percent increase from October 2010 ADV of 4.33 million contracts. In addition, CFE reported ADV of 42,814 contracts in October 2011, up 88 percent compared with 22,824 per day during October 2010 and a nine percent decrease from 46,875 contracts per day in September 2011.

•      On November 1, the company announced that CBOE Executive Vice Chairman Edward T. Tilly will succeed Edward J. Joyce as President and COO of CBOE Holdings, CBOE and C2, effective immediately. Mr. Joyce is stepping down for medical reasons after serving as President and COO since June 2000.

2011 Fiscal Year Financial Guidance

The company reaffirmed the 2011 financial guidance last provided in its August 4, 2011 earnings press release with the exception of a revision to its expected tax rate.  Based on its year-to-date experience, the company now expects its effective tax rate for the full year 2011 to be in a range of 42.2 to 42.8 percent.

Return of Capital to Stockholders through Share Repurchase and Dividend Payments

During the third quarter, the company repurchased 599,900 shares of common stock at an average price of $24.82 per share, for a total cost of $15 million.  The shares were purchased as part of the company’s $100 million share repurchase plan that was authorized on August 2, 2011.

As announced on November 2, 2011, CBOE Holdings’ Board of Directors declared a quarterly dividend of $0.12 per share, payable December 23, 2011 to shareholders of record on December 2, 2011.

Earnings Conference Call

Executives of CBOE Holdings will host a conference call to review its third quarter financial results today, November 3, 2011, at 4:30 p.m. ET/3:30 p.m. CT.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers.  Telephone participants should place calls 10 minutes prior to the start of the call.

The webcast will be archived on the company’s website for replay.  A telephone replay of the earnings call also will be available from approximately 8:00 p.m. CT, November 3, through 11:00 p.m. CT, November 17, 2011, by calling (855) 859-2056 within the U.S. and Canada, or (404) 537-3406 for international callers, using replay code 13265018.

About CBOE Holdings

CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE) and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (VIX). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading and is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports the C2 Options Exchange (C2), CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.

Forward-Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties.  These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: legislative or regulatory changes; changes in law or government policy; increasing competition; loss of our exclusive licenses; decrease in trading volumes; an inability to introduce competitive new products and services; competitive pressures on our existing products, services and trading access fees; changes in price levels and volatility in the derivatives and equity markets; economic, political and market conditions; increases in our fixed costs and expenses; loss of existing customers; difficulty developing strategic relationships and attracting new customers; increased costs related to, or the loss of, intellectual property; rapid technological developments; increases in trading volume and order transaction traffic that we cannot accommodate; our ability to maintain our growth effectively; damage to our reputation and brand name; loss of market data revenue; detrimental changes to our fee structure; failure to effectively monitor and manage our risks; customer consolidation; and changes to the tax treatment for options trading.

More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2010 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:

Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

Trademarks:

CBOE®, Chicago Board Options Exchange®, CBOEdirect®, CBOE Volatility Index®, VIX®, FLEX®, Hybrid®, LEAPS®, CFE®, CBSX® and CBOE Stock Exchange® are registered trademarks and SPXSM, BXMSM, BuyWriteSM, The Options InstituteSM, CBOE Futures ExchangeSM, and VXTHSM are service marks of CBOE.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by CBOE and C2. C2SM, C2 Options ExchangeSM and SPXpm are service marks of C2 Options Exchange, Incorporated.

CBOE Holdings, Inc.

Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
PRODUCT:
Equities	1,968	1,936	2,604	2,260	1,867
Indexes	1,590	1,114	1,172	984	935
Exchange-traded funds	1,861	1,349	1,263	990	908
Total Options Average	5,419	4,399	5,039	4,234	3,710
Futures	62	48	42	28	15
Total Average Daily Volume	5,481	4,447	5,081	4,262	3,725

Average Transaction Fee Per Contract by Product

	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Trading Days	64	63	62	64	64
PRODUCT:
Equities	$0.159	$0.169	$0.160	$0.177	$0.182
Indexes	0.605	0.627	0.604	0.590	0.598
Exchange-traded funds	0.192	0.202	0.207	0.224	0.236
Total Options Average Transaction Fee	0.301	0.295	0.275	0.284	0.300
Futures	1.371	1.477	1.507	1.679	1.661
Total Average Transaction Fee Per Contract	$0.313	$0.308	$0.285	$0.293	$0.306

Transaction Fees by Product (in thousands)

	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
PRODUCT:
Equities	$20,019	$20,582	$25,820	$25,570	$21,809
Indexes	61,524	44,028	43,936	37,151	35,798
Exchange-traded funds	22,836	17,120	16,215	14,165	13,702
Total Options Fees	$104,379	$81,730	$85,971	$76,886	$71,309
Futures	5,461	4,510	3,968	3,000	1,576
Total Transaction Fees	$109,840	$86,240	$89,939	$79,886	$72,885

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance.  The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons.  Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

The table below shows core operating expenses, which is the company’s operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three months ended September 30		Nine months ended September 30
(in thousands)	2011	2010	2011	2010
Total Operating Expenses	$68,638	$71,082	$198,984	$204,226
Less:
Depreciation and amortization	8,897	7,099	26,588	21,701
Accelerated stock-based compensation expense	—	10,965	453	10,965
Volume-based expenses:
Royalty fees	13,956	9,226	35,475	31,643
Trading volume incentives	3,525	4,594	11,799	15,629
Core Operating Expenses (non-GAAP):	$42,260	$39,198	$124,669	$124,288
Less: Continuing stock-based compensation expense	(2,976)	(3,963)	(9,156)	(4,599)
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$39,284	$35,235	$115,513	$119,689

Detail of Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)

Employee costs (excluding stock-based compensation expense)	$22,969	$19,715	$66,577	$64,856
Data processing	4,337	4,304	13,671	14,541
Outside services	6,881	6,293	20,650	24,457
Travel and promotional expenses	2,416	2,702	6,470	7,897
Facilities costs	1,081	1,440	3,974	4,139
Other expenses	1,600	781	4,171	3,799
Total	$39,284	$35,235	$115,513	$119,689

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP.  The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures.

CBOE Holdings, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

For the Three and Nine Months Ended September 30, 2011

	Three months ended September 30, 2011			Three months ended September 30, 2010
		Items Impacting Results	After		Items Impacting Results
(in thousands, except per share amounts)	Reported (GAAP)	Income tax reserve adjustment(1)	Considering Items (non- GAAP)	Reported (GAAP)	Accelerated stock-based compensation(2)	After Considering Items (non-GAAP)
Total Operating Revenues	$143,604		$143,604	$106,015		$106,015
Total Operating Expenses	68,638		68,638	71,082	(10,965)	60,117
Operating Income	74,966		74,966	34,933	10,965	45,898
Operating Margin	52.2%		52.2%	33.0%		43.3%
Total Other Income /(Expense)	(401)		(401)	(235)		(235)
Income Before Income Taxes	74,565		74,565	34,698	10,965	45,663
Income Tax Provision	33,238	(4,223)	29,015	14,244	4,461	18,705
Effective Income Tax Rate	44.6%		38.9%	41.1%		41.0%
Net Income	$41,327	$4,223	$45,550	$20,454	$6,504	$26,958
Net Income Allocated to Participating Securities	(730)	(75)	(805)	(434)	(144)	(578)
Net Income Allocated to Common Stockholders	$40,597	$4,148	$44,745	$20,020	$6,360	$26,380
Diluted Net Income per Share Allocated to Common Stockholders	$0.45	$0.05	$0.50	$0.20	$0.06	$0.26

	Nine months ended September 30, 2011					Nine months ended September 30, 2010
		Items Impacting Results			After		Items Impacting Results
(in thousands, except per share amounts)	Reported (GAAP)	Income tax reserve adjustment(1)	Accelerated stock-based compensation(2)	Impairment Charge(3)	Considering Items (non- GAAP)	Reported (GAAP)	Accelerated stock-based compensation(2)	After Considering Items (non- GAAP)
Total Operating Revenues	$387,935				$387,935	$319,713		$319,713
Total Operating Expenses	198,984		(453)		198,531	204,226	(10,965)	193,261
Operating Income	188,951		453		189,404	115,487	10,965	126,452
Operating Margin	48.7%				48.8%	36.1%		39.6%
Total Other Income /(Expense)	(1,204)			460	(744)	(820)		(820)
Income Before Income Taxes	187,747		453	460	188,660	114,667	10,965	125,632
Income Tax Provision	80,148	(4,223)	188	191	76,304	46,648	4,461	51,109
Effective Income Tax Rate	42.7%				40.4%	40.7%		40.7%
Net Income	$107,599	$4,223	$265	$269	$112,356	$68,019	$6,504	$74,523
Net Income Allocated to Participating Securities	(2,294)	(90)	(6)	(6)	(2,396)	(615)	(60)	(675)
Net Income Allocated to Common Stockholders	$105,305	$4,133	$259	$263	$109,960	$67,404	$6,444	$73,848
Diluted Net Income per Share Allocated to Common Stockholders	$1.17	$0.05	$—	$—	$1.22	$0.71	$0.07	$0.78

NOTES:  Amounts may not foot due to rounding.

(1)

In the third quarter of 2011, the company recorded a charge for additional income tax expense due to potential additional tax liabilities for prior periods dating back to 2007 as a result of an advisory opinion from New York State taxing authorities issued during the quarter.

(2)

In the first and second quarters of 2011, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to three board members who left the Board in May 2011. During the third quarter of 2010, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to certain executives due to provisions contained in their employment agreements.

(3)	In the first quarter of 2011, the company recorded an impairment charge to write off its investment in NSX Holdings, Inc.

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three and Nine Months Ended September 30, 2011 and 2010

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Operating Revenues:
Transaction fees	$109,840	$72,885	$286,018	$250,378
Access fees	16,918	18,484	51,564	22,985
Exchange services and other fees	4,531	3,974	13,497	12,817
Market data fees	4,909	4,881	14,847	16,256
Regulatory fees	5,266	3,388	14,994	11,409
Other revenue	2,140	2,403	7,015	5,868
Total Operating Revenues	143,604	106,015	387,935	319,713

Operating Expenses:
Employee costs	25,945	34,643	76,186	80,420
Depreciation and amortization	8,897	7,099	26,588	21,701
Data processing	4,337	4,304	13,671	14,541
Outside services	6,881	6,293	20,650	24,457
Royalty fees	13,956	9,226	35,475	31,643
Trading volume incentives	3,525	4,594	11,799	15,629
Travel and promotional expenses	2,416	2,702	6,470	7,897
Facilities costs	1,081	1,440	3,974	4,139
Other expenses	1,600	781	4,171	3,799
Total Operating Expenses	68,638	71,082	198,984	204,226

Operating Income	74,966	34,933	188,951	115,487

Other Income / (Expense):
Investment income	15	158	119	393
Net loss from investment in affiliates	(190)	(168)	(650)	(542)
Interest and other borrowing costs	(226)	(225)	(673)	(671)
Total Other Income / (Expense)	(401)	(235)	(1,204)	(820)

Income Before Income Taxes	74,565	34,698	187,747	114,667
Income Tax Provision	33,238	14,244	80,148	46,648
Net Income	41,327	20,454	107,599	68,019
Net Income allocated to participating securities	(730)	(434)	(2,294)	(615)
Net Income allocated to common stockholders	$40,597	$20,020	$105,305	$67,404

Net income per share allocated to common stockholders
Basic	$0.45	$0.20	$1.17	$0.71
Diluted	0.45	0.20	1.17	0.71
Weighted average shares used in computing income per share:
Basic	90,334	102,103	90,195	95,065
Diluted	90,334	102,103	90,195	95,065

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

September 30, 2011 and December 31, 2010

(in thousands, except share amounts)	September 30, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$147,220	$53,789
Accounts receivable - net of allowances of $142 and $108	46,013	37,746
Marketing fee receivable	6,999	7,815
Income taxes receivable	362	5,537
Other prepaid expenses	6,031	4,510
Other current assets	694	537
Total Current Assets	207,319	109,934
Investments in Affiliates	11,965	12,615
Land	4,914	4,914
Property and Equipment:
Construction in progress	18	1,729
Building	60,917	60,917
Furniture and equipment	250,946	240,711
Less accumulated depreciation and amortization	(234,295)	(221,273)
Total Property and Equipment—Net	77,586	82,084
Other Assets:
Software development work in progress	7,727	1,131
Data processing software and other assets (less accumulated amortization of $117,959 and $107,770)	35,132	43,434
Total Other Assets—Net	42,859	44,565
Total	$344,643	$254,112

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$42,799	$40,084
Marketing fee payable	7,540	8,349
Deferred revenue	11,236	280
Post-retirement medical benefits	26	103
Income taxes payable	3,545	—
Total Current Liabilities	65,146	48,816

Long-term Liabilities:
Post-retirement medical benefits	1,856	1,782
Income taxes payable	8,553	3,165
Other long-term liabilities	3,806	3,993
Deferred income taxes	19,581	20,482
Total Long-term Liabilities	33,796	29,422
Total Liabilities	98,942	78,238
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at September 30, 2011 and December, 31, 2010	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 90,649,902 issued and 89,920,627 outstanding at September 30, 2011; 51,786,717 shares issued and outstanding at December 31, 2010	906	518
Class A-2 Common Stock, $0.01 par value: 45,366,690 shares authorized, none and 38,297,994 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	—	383
Additional paid-in-capital	52,461	42,858
Retained Earnings	211,210	133,087
Treasury Stock, at cost: 729,275 shares at September 30, 2011	(17,962)	—
Accumulated other comprehensive loss	(914)	(972)
Total Stockholders’ Equity	245,701	175,874

Total	$344,643	$254,112

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended September 30, 2011 and 2010

	Nine Months Ended September 30,
(in thousands)	2011	2010
Cash Flows from Operating Activities:
Net Income	$107,599	$68,019
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	26,588	21,701
Other amortization	67	52
Provision for deferred income taxes	(911)	(3,012)
Stock-based compensation	9,608	15,565
Loss on disposition of property	1,179	139
Loss on investment in affiliates	190	542
Impairment of investment in affiliates and other assets	460	—
Changes in assets and liabilities:
Accounts receivable	(8,267)	(6,140)
Marketing fee receivable	816	1,768
Income taxes receivable	5,175	(12,965)
Prepaid expenses	(1,188)	533
Other receivable	—	2,086
Other current assets	(157)	(119)
Accounts payable and accrued expenses	4,248	(8,049)
Marketing fee payable	(809)	(1,974)
Deferred revenue	10,769	11,514
Post-retirement benefit obligation	(3)	(7)
Income taxes payable	8,933	839
Settlement with appellants	—	(3,000)
Access fees subject to fee-based payment	—	(2,688)
Net Cash Flows provided by Operating Activities	164,297	84,804
Cash Flows from Investing Activities:
Capital and other assets expenditures	(23,485)	(15,049)
Investment in affiliates	—	(7,990)
Proceeds from disposition of property	57	—
Net Cash Flows used in Investing Activities	(23,428)	(23,039)
Cash Flows from Financing Activities:
Payments for debt issuance costs	—	(3)
Payment of quarterly dividends	(29,476)	(10,432)
Purchase of unrestricted stock from employees	(3,075)	—
Purchase of unrestricted stock under repurchase program	(14,887)	—
Exercise right privilege settlement payable	—	(300,000)
IPO proceeds - net	—	301,238
Payment of special dividend	—	(113,362)
Net Cash Flows used in Financing Activities	(47,438)	(122,559)

Net Increase (Decrease) in Cash and Cash Equivalents	93,431	(60,794)

Cash and Cash Equivalents at Beginning of Period	$53,789	$383,730
Cash and Cash Equivalents at End of Period	$147,220	$322,936

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$68,119	$63,279
Non-cash activities:
Change in post-retirement benefit obligation	$(67)	$—
Unpaid liability to acquire equipment and software	$1,053	$2,453

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